Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

To our shareholders:

Dynegy Inc. (“Dynegy”) will hold a special meeting of its shareholders on March 29, 2007 at 10:00 a.m., local time, at 1000 Louisiana Street, Houston, Texas 77002.

The purpose of the special meeting is to seek approval from our shareholders to adopt the Merger Agreement between Dynegy and LS Power in order to combine our operating assets and to establish a development joint venture with LS Power.

To be approved, the Merger Agreement requires the favorable vote of at least two-thirds of all outstanding shares of Dynegy’s Class A common stock, which means that your vote is very important regardless of how many or how few shares you own. The Board of Directors of Dynegy recommends that you vote FOR the adoption of the Merger Agreement and the approval of the merger. A failure to vote will have the same effect as voting AGAINST the adoption of the Merger Agreement and the approval of the merger.

Please review the enclosed materials and return your proxy as soon as possible. Should you have any questions about the proposal or how to vote your shares, please call our proxy solicitor, The Altman Group, toll-free at (800) 311-8393, or contact them by email at DYNinfo@altmangroup.com. Please return your proxy vote promptly. By doing so, you will help Dynegy reduce the costs associated with follow-up mailings and telephone calls to your home, and more importantly, support the completion of the LS Power merger.

Thank you for your continued support,

Bruce Williamson

Chairman and Chief Executive Officer

Dynegy Inc.

Voting is Important

A failure to vote is a vote AGAINST the

Dynegy/
LS Power Merger

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